Exhibit 99.2

NV5 Announces Closing of Underwritten Public Offering of Common Stock

Hollywood, FL – May 18, 2016 – NV5 Global, Inc. (the “Company” or “NV5”) (NASDAQ: NVEE), a provider of professional and technical engineering and consulting solutions, today announced the closing of a $44.6 million underwritten public offering of 1,700,000 shares of its common stock at a public offer price of $26.25 per share. After the underwriting discount and estimated offering expenses payable by the Company, NV5 expects to receive net proceeds of approximately $41.0 million.

Roth Capital Partners is acting as the sole book-running manager for the offering. Seaport Global Securities is acting as co-manager.

The Company may use a portion of the net proceeds of the offering in connection with the acquisition of Dade Moeller & Associates, Inc., a Richland, Washington-based environmental health and safety firm, and for general corporate purposes, which may include paying for other possible acquisitions or the expansion of its business and providing working capital.

The shares described above were offered by NV5 pursuant to a registration statement previously filed with and subsequently declared effective by the Securities and Exchange Commission (“SEC”). A prospectus supplement relating to the offering has been filed with the SEC and is available on the SEC’s website at http://www.sec.gov.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the prospectus supplement and accompanying base prospectus relating to this offering may be obtained from Roth Capital Partners, 888 San Clemente, Newport Beach, CA 92660, (800) 678-9147 or by accessing the SEC’s website, http://www.sec.gov.

About NV5

NV5 Global, Inc. (NASDAQ: NVEE) is a provider of professional and technical engineering and consulting solutions to public and private sector clients in the infrastructure, energy, construction, real estate and environmental markets. NV5 primarily focuses on five business verticals: construction quality assurance, infrastructure, engineering and support services, energy, program management, and environmental solutions. The Company operates 53 offices in 21 states nationwide, and is headquartered in Hollywood, Florida. For additional information, please visit the Company's website at www.NV5.com. Also visit the Company on Twitter, LinkedIn, Facebook, and Vimeo.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained in this news release. Such factors include: (a) our ability to successfully execute our mergers and acquisitions strategy and the subsequent integration of new companies into our business; (b) changes in demand from the local and state government and private clients that we serve; (c) general economic conditions, nationally and globally, and their effect on the market for our services; (d) competitive pressures and trends in our industry and our ability to successfully compete with our competitors; (e) changes in laws, regulations, or policies; and (f) the "Risk Factors" set forth in the Company's most recent SEC filings. All forward-looking statements are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements, except as required by law.

Contact
NV5 Global, Inc.
Lauren Wright, Ph.D.

Director of Investor Relations
Tel: +1-408-392-7233
Email: ir@nv5.com